EXHIBIT 99.1

                                  PRESS RELEASE

                                                Contact:  Gerard R. Kunic
                                                          President
                                                          RSV Bancorp, Inc.
                                                          (412) 322-6107
RSV Bancorp, Inc.
Mt. Troy Bank
                               2000 Mt. Troy Road
                         Pittsburgh, Pennsylvania 15212

OTC Electronic Bulletin Board "RSVI"

For Immediate Release
December 3, 2004

                                RSV BANCORP, INC.
                     ANNOUNCES DECLARATION OF CASH DIVIDEND



         Pittsburgh, Pennsylvania - December 3, 2004 -- RSV Bancorp, Inc. (the "Company"), the holding company of Mt. Troy Bank (the "Bank"), announced today that the Company's Board of Directors has declared a semi-annual cash dividend of $.15 per share to stockholders of record as of December 15, 2004, payable on or about December 31, 2004.

         The Company indicated that the cash dividend is being paid as a result of continued profitability of the Company and the Bank. It is the current intention of the Board of Directors to continue to pay a dividend semi-annually. However, the payment of future dividends will be subject to the Board's periodic review of the financial condition, earnings, and capital requirements of the Company and the Bank.

         Mt. Troy Bank is a federally chartered stock savings bank which conducts business from its main office in Reserve Township, Pennsylvania and a full-service branch office in McCandless Township, Pennsylvania. The Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). The Company's common stock is traded on the OTC Bulletin Board under the symbol "RSVI."

         The foregoing material contains forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.